Calculation of Filing Fees Table

SC TO-I
(Form Type)

BBR ALO FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$60,000,000(a)	0.01102%	$6,612.00(b)
Fees Previously Paid	-		-
Total Transaction Valuation	$60,000,000(a)

Total Fees Due for Filing			$6,612.00
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$6,612.00

(a)	Calculated as the aggregate maximum purchase price for limited liability company interests.
(b)	Calculated at 0.01102% of the Transaction Valuation.